Exhibit 107

Calculation of Filing Fee Tables

Post-effective Amendment No. 4
to Form F-1 on Form F-3

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(Form type)

Codere Online Luxembourg, S.A.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-
Fees Previously Paid	Equity	Ordinary Shares	Other	7,997,500(3)	$4.95(4)	$39,587,625(4)		$3,669.8(4)
Fees to Be Paid	-	-	-	-	-	-	-	-
Fees Previously Paid	Equity	Ordinary Shares underlying warrants	Other	37,000(5)	$11.50(6)	$425,500(6)		$39.5(6)
Fees to Be Paid	-	-	-	-	-	-	-	-
Fees Previously Paid	Other	Warrants	Other	37,000(7)	-(8)	-(8)		-(8)
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$40,013,125		$3,709.3
	Total Fees Previously Paid							$3,709.3
	Total Fee Offsets							-
	Net Fee Due							$0.0

(1)	The securities are being registered solely in connection with the resale of Ordinary Shares and Parent Private Warrants by the Selling Securityholders (each term as defined herein) named in this registration statement.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	7,997,500 Ordinary Shares registered for sale by the Selling Securityholders named in this registration statement.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s Ordinary Shares on February 22, 2022, as reported on The Nasdaq Stock Market LLC, which was approximately $4.95 per Ordinary Share.
(5)	37,000 Ordinary Shares issuable upon the exercise of the Parent Private Warrants registered for sale.
(6)	Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the Ordinary Shares underlying the Parent Private Warrants is calculated based on an exercise price of $11.50 per Ordinary Share.
(7)	Represents the resale of 37,000 Parent Private Warrants.
(8)	In accordance with Rule 457(i) under the Securities Act, the entire registration fee for the Parent Private Warrants is allocated to the Ordinary Shares underlying the Parent Private Warrants, and no separate fee is payable for the Parent Private Warrants.